Exhibit-10.53
AGREEMENT OF PURCHASE AND SALE
     THIS AGREEMENT OF PURCHASE AND SALE (the “Agreement”) is made and entered into as of the 10th day of March, 2008 by and between MIDWEST BANK AND TRUST COMPANY, an Illinois banking corporation, as seller (“Seller”), and PGG, LLC, an Illinois limited liability company, as purchaser (“Purchaser”).
R E C I T A L S:
          A. Seller is the record owner of (i) a parcel of real estate improved with a bank building (the “Building”) located at 1601 North Milwaukee Avenue, Chicago, Illinois, together with a vacant lot located immediately north of and adjacent to the Building (collectively the “Milwaukee Parcel”), and (ii) a parcel of vacant land currently used as a parking lot located at 1611-1617 North Damen Avenue, Chicago, Illinois (the “Damen Parcel”); and
          B. Seller desires to sell, transfer and convey the Milwaukee Parcel and the Damen Parcel to Purchaser and Purchaser desires to purchase the Milwaukee Parcel and the Damen Parcel from Seller, subject to and in accordance with the terms and conditions set forth below.
C L A U S E S:
     In consideration of the premises and the mutual representations, covenants, undertakings and agreements contained below, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser represent, covenant, undertake and agree as follows:
          1. AGREEMENT OF SALE AND PURCHASE. Seller agrees to sell, transfer and convey to Purchaser, and Purchaser agrees to purchase from Seller, all for a purchase price and subject to and upon each of the terms and conditions set forth below, the following:
     1.1. Property. The Milwaukee Parcel and the Damen Parcel, together with all right, title and interest of Seller in and to all easements, tenements, hereditaments, privileges and appurtenances thereto and all of the buildings and improvements located on the Milwaukee Parcel (collectively the “Improvements”) (the Milwaukee Parcel, the Damen Parcel and the Improvements are sometimes hereinafter collectively referred to as the “Property”).
     1.2. Personalty. With the exclusion of all property used by Seller in connection with its banking operations, and with the exception of all artwork (other than drawings, paintings, renderings and depictions of the Building which shall be included with the sale of the Property), all personal property and other tangible property, whether enumerated in this Agreement or not, in which Seller has an interest, now or subsequently located on the Property and/or used in connection with the operation or maintenance of the Improvements, including, without limitation, all equipment, apparatus, machinery, cranes, appliances, furnishings, signs, site plans, surveys, soil and substrata studies, architectural renderings, plans and specifications, engineering plans and studies, floor plans and other plans or studies of any kind; all furniture, furnishings and carpeting; all heating, lighting, plumbing, electrical and air-conditioning fixtures and equipment, all hot water heaters, furnaces, heating controls, motors and boiler pressure systems and equipment; all shelving and partitions; all ventilating, incinerating, disposal, cleaning, snow removal and landscaping equipment; all storm and screen doors and windows; and all building supplies, fixtures and repair equipment (collectively the “Personalty”).
     1.3. Intangible Property. With the exception of all intangible property related to Seller’s banking operations, intangible property, whether enumerated in his Agreement or not, owned, controlled or held by Seller between the date of this Agreement and the “Closing Date” (as defined in paragraph 14 below), now or subsequently used in connection with the operation or maintenance of the Property, including but not limited to all leases, licenses and other agreements to occupy all or any part of the Property; all claims, warranties, guarantees and sureties, if any, given in connection with the construction, improvement or equipment of or pertaining to the Property; all air rights, excess floor area rights and other development rights relating to or appurtenant the Property; all rights to obtain utility service in connection with the Property; all assignable licenses, permits and approvals relating to the Property; all service contracts for the benefit of the Property which Purchaser desires to assume; all rights to use any name by which the Property may be commonly called; and all architectural, engineering and construction plans, tests, reports, drawings and specifications (collectively the “Intangible Property”).
     1.4. Appurtenant Rights. All right, title and interest of Seller to land, if any, lying in the bed of any street, road or avenue, open or proposed, at the foot of or adjoining the Property to the center line of such street, road or avenue, and to the use of all easements, if any, whether of record or not, appurtenant to the Property and the use of all strips and rights-of-way, if any, abutting, adjacent to, contiguous to or adjoining the Property (collectively the “Appurtenant Rights”).
          2. PURCHASE PRICE AND MANNER OF PAYMENT. The total purchase price (the “Purchase Price”) to be paid to Seller by Purchaser for the Property is Eighteen Million Three Hundred Fifty Thousand and 00/100 Dollars ($18,350,000.00). Purchaser reserves the right to reasonably allocate the Purchase Price between the Milwaukee Parcel and the Damen Parcel, and upon notice thereof from Purchaser to Seller prior to the Closing Date, Seller agrees to cooperate with Purchaser and allocate the Purchase Price as determined by Purchaser.
          3. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be satisfied or paid to Seller in the following manner and at the following times:
     3.1. Earnest Money. Purchaser shall deliver to Seller herewith a check in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Earnest Money”) payable to Chicago Title & Trust Company (“Escrowee”). The Earnest Money shall be held by Escrowee in a strict joint order escrow account for the benefit of both parties. At Purchaser’s option, the Earnest Money may be invested in an interest-bearing money market account or an alternative investment satisfactory to Purchaser. All interest earned on the Earnest Money shall be delivered to the party entitled to receive the Earnest Money; provided, however, on the Closing Date the Earnest Money (exclusive of interest earned thereon) shall be applied against the Purchase Price and the interest thereon shall be delivered to Purchaser.
     3.2. Balance of Purchase Price. On the Closing Date, Purchaser shall pay to Seller, by certified or cashier’s check or by wire transfer, the balance of the Purchase Price in the amount of Seventeen Million Eight Hundred Fifty Thousand and 00/100 Dollars ($17,850,000.00), plus or minus prorations.
          4. TITLE INSURANCE. Seller has delivered to Purchaser commitment number 8431838 dated February 8, 2008, for an ALTA 2006 owner’s title insurance policy effective as of the Closing Date (the “Title Commitment”) issued by Chicago Title Insurance Company (the “Title Insurer”) in the amount of the Purchase Price. The Title Commitment at closing shall be modified to show Purchaser as the proposed insured, and showing insurable title to the Property to be in Seller subject only to (1) general real estate taxes not yet due and payable, (2) title exception H noted in the Title Commitment, (3) matters disclosed by the “Survey” (as defined in paragraph 5 below) which are not “Survey Defects”, (4) the rights of Seller under this Agreement, (5) rights of Broadline, Inc., Jungle Gym Fitness Corporation and the Wicker Park/Bucktown Chamber of Commerce (the “Tenants”) under their respective leases (the “Leases”), (6) matters arising out of any act of Purchaser or its representatives (the “Purchaser’s Representatives”), and (7) title exceptions pertaining to liens or encumbrances of a definite or ascertainable amount which may be removed by the payment of money or otherwise on the Closing Date and which Seller shall so remove at that time (collectively the “Permitted Encumbrances”). At closing, Seller shall cause the Title Insurer to issue to Purchaser either an owner’s title insurance policy or a marked copy of the Title Commitment with (i) extended coverage over all general exceptions, (ii) a 3.1 zoning endorsement with parking, (iii) an access endorsement, (iv) a location note endorsement, (v) a survey endorsement, (vi) a tax parcel endorsement, (vii) a utility facility endorsement, (viii) a contiguity endorsement, if applicable, (ix) a subdivision endorsement, (x) an endorsement deleting the creditors’ rights exception, (xi) a restrictions or ALTA 9.2 endorsement, and (xii) such other title endorsements as Purchaser shall reasonably request (the “Title Policy”) in conformity with the provisions of this paragraph 4. The Title Policy shall reflect the allocation of the Purchase Price between the Milwaukee Parcel and the Damen Parcel as described in paragraph 2 above. The costs of the Title Policy, all title endorsements thereto and any update or later date fees shall be paid for by Seller.
          5. PLAT OF SURVEY. Seller shall furnish or cause to be furnished to Purchaser, within five (5) business days after the date of this Agreement, a currently dated plat of survey (the “Survey”) certified to Purchaser, Purchaser’s lender, the Title Insurer and such other parties designated by Purchaser and made by a registered Illinois land surveyor in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and ACSM in 1992, and shall include item numbers 1, 3, 4, 7(a), 7(b)(l), 7(c), 8, 9, 10, 11 and 14 from Table A thereof, or such other standards acceptable to Purchaser, (i) depicting the location and dimensions of the Property and all of the Improvements thereon; (ii) indicating the street address and legal description of the Property, the square footage of the Property and each of the Improvements, and the number of parking spaces, if any; (iii) showing all curb cuts, driveways, parking spaces, if any, streets and alleys adjacent to the Property and vehicular access from the Property to said streets and alleys; (iv) showing the present location of all recorded easements, visible easements, utility lines and building lines on the Property and without any encroachments onto or over easements, building lines, rights of way or any adjoining property; and (v) showing no encroachments onto the Property from any adjoining property. The Survey shall further certify that the Property is not located in an area identified by an agency or department of the federal government as having special flood or mudslide hazards which would require flood insurance under the Flood Insurance Act of 1968, as amended from time to time, or under any other applicable law or regulation. The cost of the Survey shall be paid for by Seller. The Survey must be sufficient to enable the Title Insurer to delete the general survey exception and to issue the Title Policy free from any survey exceptions whatsoever. Purchaser shall notify Seller within three (3) business days after Purchaer’s receipt of the Survey as to whether the same discloses any matter that renders title to the Property unmarketable or uninsurable (“Survey Defect”). In absence of such notice, it shall be conclusively presumed that there are no Survey Defects.
          6. TITLE DEFECTS. If the Title Commitment or the Survey delivered by Seller discloses exceptions other than Permitted Encumbrances (the “Non-Permitted Exceptions”) or Survey Defects, Seller shall have until the Closing Date to have the Non-Permitted Exceptions removed from the Title Commitment or to correct such Survey Defects, or to have the Title Insurer commit to insure against any loss or damage that may be occasioned by such Non- Permitted Exceptions or Survey Defects. Seller shall in good faith use its best efforts to have such Non-Permitted Exceptions removed, Survey Defects cured and/or have the Title Insurer commit to insure over such Non-Permitted Exceptions or Survey Defects on or before the Closing Date. If Seller fails to have the Non-Permitted Exceptions removed, any such Survey Defects corrected or have the Title Insurer commit to insure over such Non-Permitted Exceptions or Survey Defects, then Purchaser may elect to (i) terminate this Agreement by delivering written notice thereof to Seller and promptly receive a return of the Earnest Money and all interest accrued thereon; or (ii) accept title to the Property as it then is with the right to deduct liens or encumbrances of a definite or ascertainable amount from the Purchase Price to be paid on the Closing Date.
          7. PRORATIONS AND ADJUSTMENTS. The following items shall be paid, prorated and adjusted as of the Closing Date as follows:
     7.1. General real estate taxes for 2007 and 2008 levied against the Property which are not then due and payable shall be prorated at closing based on one hundred percent (100%) of the amount determined by multiplying the most recent assessed valuation of the Property by the most recent tax rate and state equivalization factor. The tax prorations shall be reprorated upon the issuance of the actual tax bills for 2007 and 2008. This provision shall survive the Closing Date.

     7.2. Seller shall, pursuant to the terms of a post-closing occupancy agreement (the “Post-Closing Occupancy Agreement”), retain use and occupancy of the Improvements on the Milwaukee Parcel for a period not less than nine (9) months and not more than eighteen (18) months, at a monthly use and occupancy charge of Seventy-Five Thousand and 00/100 Dollars ($75,000.00), payable on the first day of each calendar month during the term of said Post-Closing Occupancy Agreement. Seller shall also pay to Purchaser fifty percent (50%) of all (i) real estate taxes, and (ii) insurance premiums for casualty and liability insurance relating to the Building during the term of the Post-Closing Occupancy Agreement. The Post-Closing Occupancy Agreement will provide that Seller may terminate its Post-Closing Occupancy Agreement at any time after nine (9) months have elapsed, but Seller shall give Purchaser not less than thirty (30) days prior written notice of Seller’s intention to (i) terminate the Lease, and (ii) vacate and surrender possession of the Milwaukee Parcel to Purchaser.
     7.3. All charges for gas, electricity, water, telephone and all other utilities shall be paid by Seller through and including the date that Seller terminates the Lease and surrenders possession of the Milwaukee Parcel to Purchaser. Final meter readings shall be ordered by Seller as of said date. There shall be no proration of utility charges on the Closing Date.
     7.4. Rent due from tenants under the Leases shall be prorated as of the Closing Date.
     7.5. On the Closing Date, Seller shall give Purchaser cash credits for all (i) tenant security deposits (including accrued interest thereon owed to tenants, if any) paid by tenants under the Leases, and (ii) unapplied real estate tax escrow payments made by tenants under the Leases.
     7.6. Any prepaid amounts under any service contracts which Purchaser has expressly agreed in writing to assume shall be prorated as of the Closing Date.
     7.7. Owner’s title insurance charges, surveyor’s fees, transfer taxes imposed by the State of Illinois and Cook County, one-half (1/2) of the deed and money escrow fee, one-half (1/2) of the N.Y. Style closing fee, the recording fees for releasing or discharging any encumbrances from the Property and all other customary seller’s charges shall be paid for by Seller. All loan title insurance charges, transfer taxes imposed by the City of Chicago, one-half (1/2) of the deed and money escrow fee, one-half (1/2) of the N.Y. Style closing fee and customary purchaser’s title and recording charges shall be paid for by Purchaser.
     7.8. All accounts payable and other obligations incurred by Seller prior to the Closing Date relating to the Property shall be paid or performed by or on behalf of Seller on or before the Closing Date, or as soon as practicable after the Closing Date, and Purchaser assumes no obligation or responsibility for the payment or performance of such obligations.

          8. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER, Seller represents and warrants to Purchaser that as of the date of this Agreement, and Seller covenants to Purchaser that as of the Closing Date:
     8.1. Seller is and will be the owner of fee simple title to the Property, subject only to those matters noted in the Title Commitment and such other defects, liens or encumbrances as Purchaser may elect to waive under the provisions of paragraph 6 above.
     8.2. The Lease is the only lease affecting the Property, and no third party other than Seller has any right to possession of all or any portion of the Property.
     8.3. Neither Seller nor any of its agents has received any written notices from any municipal, county, state or other governmental authority of any environmental, zoning, building, tenants’ rights, fire, health code or any other violation(s) of any statutes, laws, codes, ordinances, rules or regulations with respect to the Property which will not have been corrected by Seller prior to the Closing Date. Seller shall promptly (i) comply with any such written notices received after the date of this Agreement and prior to the Closing Date, and (ii) deliver copies of any such written notices to Purchaser.
     8.4. There are and will be no liens, claims or unpaid taxes against Seller and/or applicable to the Property for federal withholding taxes or state sales, retailer occupation or unemployment taxes, or any other taxes or charges whatsoever, except general real estate taxes which are not yet due and payable.
     8.5. There are and will be no recorded or unrecorded mechanics’ or materialmens’ liens or any claims for such liens affecting the Property, and as of the Closing Date, there will be no work or materials performed or furnished affecting the Property for which payment will not have previously been made. Seller will furnish Purchaser with an affidavit to this effect on the Closing Date.
     8.6. There are and will be no contracts, agreements, leases, licenses, invoices, bills or understandings of any nature, written or oral, formal or informal, other than those delivered to Purchaser under paragraph 10 below, which Purchaser, as the prospective owner of the Property, will be required to assume or pay, or to which Purchaser may, as a consequence of entering into this Agreement or purchasing the Property, become bound without Purchaser’s express prior written consent.
     8.7. There are no condemnation or judicial proceedings, administrative actions or examinations, claims, litigation or other proceedings of any type which have been instituted or are pending or which, to the best of Seller’s knowledge, are threatened against all or any portion of the Property, or which affect Seller’s ability to enter into and fulfill its obligations under this Agreement. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending, or, to Seller’s actual knowledge, threatened against Seller, nor are any of such proceedings contemplated by Seller.

     8.8. Neither Seller nor any of its agents has received any written notice from any insurance company of any defects or inadequacies in the Improvements which might adversely affect the insurability of the Improvements. Seller shall promptly comply with any written notice received after the date of this Agreement and promptly deliver copies of any such notices to Purchaser.
     8.9. Seller has not received any written notice alleging that it is in default under any of the documents, recorded or unrecorded, referred to in the Title Commitment, nor has Seller received any notice alleging that Seller has failed to timely perform all of the obligations required to be performed by it, nor alleging that Seller is otherwise in default under any contracts relating to the management, leasing, operation, maintenance or repair of the Property.
     8.10. Seller shall maintain or cause the Property to be maintained in its current condition and repair, normal wear and tear excepted, and shall cause the Property to be operated in the normal course of business and in compliance with the terms of this Agreement until the Closing Date. After the Closing Date, Seller shall maintain or cause the Improvements to be maintained in their current condition and repair, normal wear and tear excepted, until the date Seller terminates the Lease and surrenders possession of the Milwaukee Parcel to Purchaser.
     8.11. The Lease and all of the records, agreements, licenses, permits, operating statements and other documents and materials required to be delivered to Purchaser pursuant to paragraph 10 below shall be true, correct and complete and in such form as required under said paragraph 10.
     8.12. Seller has received no written notice stating that access to the Property from any adjoining public streets would be terminated, or which stated that there would be a discontinuation of adequate sewer, water, gas, electric, telephone or other utility services.
     8.13. Seller has received no written notice stating that, (i) the Property and the Personalty, including but not limited to the exterior walls and structural components of the Improvements, and the heating, air conditioning, plumbing, ventilating, utility, sprinkler and other mechanical and electrical systems, apparatus and appliances located on or about the Improvements are affected by material defects and are not in operating condition; (ii) the Improvements are not free from infestation by termites or other pests, insects or animals; and (iii) the roof is not free from leakage or other impairments.
     8.14. Seller has received no written notice of any threatened any special taxes or assessments with respect to the Property other than general real estate taxes not yet due and payable. Seller has no knowledge of and neither Seller nor any of its agents has received any notice of any proposed increase in the assessed valuation of the Property for real estate tax purposes.

     8.15. Seller has no obligations or responsibilities whatsoever for any period of time prior to the Closing Date to any persons or entities involved in the operation, maintenance and management of the Property which have not been satisfied, and Seller shall defend, indemnify and hold Purchaser harmless from and against any and all such obligations to such persons which arose before the Closing Date. Furthermore, there are no unfunded vested benefits or any withdrawal liability as determined under the applicable sections of the Employee Retirement Security Act of 1974, as amended, or the Internal Revenue Code of 1986, as amended, attributable to Seller for which Purchaser may have any responsibility as a result of the transaction contemplated by this Agreement.
     8.16. Seller has the full power to execute, deliver and carry out the terms and provisions of this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents, to enter into this Agreement and to consummate the sale and make the transfer and assignments contemplated by this Agreement. The sale, conveyance or assignment of the Property contemplated under this Agreement does not require the consent of any party which has not been obtained by Seller. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto.
     8.17. The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, are not prohibited by and will not conflict with, constitute grounds for termination of, or result in the breach of any contracts, agreements or instruments to which Seller is now a party or by which Seller is bound, nor any order, rule or regulation of any court or other governmental agency or official.
     8.18. To Seller’s knowledge, except as provided in that certain Phase I Environmental Site Assessement dated July 26, 2002 prepared by Laicon, Inc. pertaining to the Property, Seller has not received any written notification from any governmental authority that (i) all or any portion of the Property and/or the Improvements violates any federal, state and/or local environmental laws rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any governmental authority and in effect as of the date of this Agreement applicable to the Property (“Environmental Laws”); or (ii) any “Hazardous Substances” (as defined under any Environmental Laws) have been stored or generated at, released or discharged from or are present upon the Property and/or the Improvements, except in the ordinary course of business and in accordance with all Environmental Laws. To Seller’s knowledge, no Hazardous Substances are now located on the Property and neither Seller nor, to Seller’s knowledge, any other person has ever caused or permitted any Hazardous Substances to be placed, held, located or disposed of on, under or at the Property or any part of the Property in violation of any Environmental Laws.

          If, after the date of this Agreement and prior to the Closing Date, Seller should gain such knowledge or such facts should occur which would constitute a breach by Seller of any of the representations, warranties and/or covenants contained in this paragraph 8, Seller shall so notify Purchaser prior to the Closing Date and either (i) Purchaser may waive such breach, or (ii) if in Purchaser’s good faith determination Purchaser’s intended use and/or development of the Property would be materially adversely affected or Purchaser would incur a material economic loss or damage, then Purchaser may elect to terminate this Agreement by delivering written notice thereof to Seller and promptly receive a return of the Earnest Money and all interest accrued thereon.
          Seller shall defend, indemnify and hold Purchaser, its members, managers, agents and employees harmless from and against any and all damage resulting from the breach of any of the representations, warranties and/or covenants contained in this Agreement. In the event of any alleged breach of any such representations, warranties or covenants, Purchaser shall deliver written notice of such breach to Seller, and Seller shall have ten (10) days to cure such breach or deny to Purchaser in writing the existence of such breach. Purchaser shall be entitled to offset the amount of any damage suffered as a result of such breach which has not been contested by Seller as set forth above or which has been adjudicated by a court of competent jurisdiction against any amounts otherwise due from Purchaser to Seller, whether due under the terms of paragraph 3 above or under any other agreement between Seller and Purchaser.
          9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER. Purchaser represents and warrants to Seller that as of the date of this Agreement, and Purchaser covenants to Seller that as of the Closing Date:
     9.1. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois. Purchaser has the full power to execute, deliver and carry out the terms and provisions of this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents to enter into this Agreement and to consummate the sale and make the transfer and assignments contemplated by this Agreement. The sale, conveyance or assignment of the Property contemplated under this Agreement does not require the consent of any party which has not been obtained by Purchaser. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto.
     9.2. The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, are not prohibited by and will not conflict with, constitute grounds for termination of, or result in the breach of any contracts, agreements or instruments to which Purchaser is now a party or by which it is bound, nor any order, rule or regulation of any court or other governmental agency or official.

          10. DELIVERY OF DOCUMENTS. Within two (2) days after the date of this Agreement, Seller shall cause to be furnished or made available to Purchaser, to the extent not previously delivered or made available to Purchaser, the following documents with respect to the Property to the extent in Seller’s possession or reasonably available to Seller, together with all other information in Seller’s possession or reasonably available to Seller concerning the Property which Purchaser, its attorneys or agents may reasonably request:
     10.1. Copies of all title insurance reports Seller has available as of the date of this Agreement, and after this Agreement is executed, the updated Title Commitment in accordance with the terms of paragraph 4 above;
     10.2. A copy of an existing survey of the Property showing the boundaries and location of all existing improvements of the Property as well as all easements, flood plains, and wetlands, if any, and after this Agreement is executed, the updated Survey in accordance with the terms of paragraph 5 above;
     10.3. Copies of any building and use restrictions or declarations of easements, covenants and restrictions applicable to any portion of the Property;
     10.4. Copies of “as built” plans and specifications for the Improvements locating all utilities, roads, buildings, structures, parking areas and other improvements located on the Property, and any existing topographical or engineering drawings of the Property;
     10.5. Copies of any and all public or private utility easements, access agreements, special assessment arrangements, tap-in or connection fee agreements or procedures relating to the Property;
     10.6. Copies of any soil or boring reports, environmental studies, hydrological studies, engineering studies, percolation tests or data, septic permits and any other permits issues by the State Department of Natural Resources or other governmental authority in connection with the development of the Property;
     10.7. Copies of the most recent bills for current real estate or personal property taxes, water, charges and other utilities, together with proof of payment (if any of the same have been paid);
     10.8. A copy of the most recent phase I environmental study on the Property, if available;
     10.9. A copy of the most recent property physical condition report, if any;
     10.10. Copies of all licenses, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Property;

     10.11. Operating statements for the Property for the prior three (3) full calendar years;
     10.12. Copies of all existing insurance policies in force and effect covering all or any part of the Property, together with (i) copies of all insurance claims and settlements, and (ii) summaries from all insurers of loss histories and claims paid relating to the Property during the coverage periods;
     10.13. Copies of petitions for appeal of property taxes and/or assessments for the Property which have been contested over the immediately preceding two (2) year period and the results thereof; and
     10.14. Copies of all existing service and maintenance contracts and other written agreements pertaining to the Property in which Seller or its agents and affiliates have entered into in connection with the construction, development, maintenance and ownership of the Property.
          11. CONTINGENCIES AND CONDITONS PRECEDENT. This Agreement and Purchaser’s obligation to close hereunder are subject to and conditioned upon (i) the continued validity of each and every representation, warranty and covenant contained in this Agreement; and (ii) the delivery of the closing documents described in paragraph 12 below. Notwithstanding anything to the contrary contained in this Agreement, any of the contingencies and conditions precedent may be waived in writing by Purchaser, such contingencies and conditions being intended for the exclusive protection and benefit of Purchaser. In the event any of such contingencies and/or conditions precedent are not satisfied or waived by Purchaser and would, in Purchaser’s good faith determination, cause Purchaser’s intended use and/or development of the Property to be materially adversely affected or would cause Purchaser to incur a material economic loss or damage, then at the option of Purchaser this Agreement may be declared null and void and the Earnest Money with all interest accrued thereon shall be promptly returned to Purchaser, or the Closing Date may be extended by Purchaser until such contingencies and/or conditions precedent are satisfied.
          12. CLOSING DOCUMENTS. On or before the Closing Date, Seller shall deliver the following documents and materials to Purchaser or to the Title Insurer, as applicable:
     12.1. Special Warranty Deed executed by Seller in recordable form conveying the Property to Purchaser, subject only to the Permitted Encumbrances.
     12.2. Bill of Sale conveying the Personalty to Purchaser.
     12.3. General Assignment transferring the Intangible Property to Purchaser.
     12.4. A fully executed original of the Lease.

          12.5. Copies of all architect’s, engineering and building plans, tests, reports, drawings and specifications for the Property, if any, which are in the possession of Seller or Seller’s agents.
          12.6. ALTA Statement or Owner’s Affidavit, as applicable.
          12.7. GAP Undertaking.
          12.8. Non-Foreign Person (FIRPTA) Affidavit in form satisfactory to Purchaser and the Title Insurer.
          12.9. Completed State of Illinois, Cook County and City of Chicago Transfer Tax Declarations to the extent applicable.
          12.10. An affidavit executed by Seller certifying that the sale of the Property to Purchaser hereunder is not subject to and does not subject Purchaser to liability under Section 902(d) of the Illinois Income Tax Act or Section 5(j) of the Retailer’s Occupation Tax Act.
          12.11. An affidavit executed by Seller certifying that the sale of the Property to Purchaser hereunder is not subject to and does not subject Purchaser to liability under the City of Chicago Bulk Sales Disclosure required under section 3-4-140 of the Municipal Code of Chicago.
          12.12. The Title Insurance Policy in accordance with the terms of paragraph 4 above.
          12.13. The Survey in accordance with the terms of paragraph 5 above.
          12.14. Closing Statement.
          12.15. Deed and Money Escrow Instructions.
          12.16. Keys to all locks located in the Improvements.
          12.17. Such other documents as the Title Insurer, Purchaser or its attorneys may reasonably require in order to effectuate or further evidence the intent of any provision of this Agreement.
          12.18. On the Closing Date, Purchaser shall deliver the following to Seller or the Title Insurer, as applicable:
          12.19. ALTA Statement if applicable.
          12.20. GAP Undertaking.

          12.21. Counterpart to Closing Statement.
          12.22. Counterpart to Deed and Money Escrow Instruction.
          12.23. Cash due on the Closing Date.
          12.24. Such other documents as the Title Insurer, Seller or its attorneys may reasonably request in order to effectuate or further evidence the intent of any provision of this Agreement.
          13. ASSIGNMENT. Purchaser may assign its interest under this Agreement to a partnership, limited liability company or any other entity to be formed so long as Purchaser remains liable for all of Purchaser’s obligations under this Agreement.
          14. CLOSING DATE. So long as all of the conditions precedent and other obligations of this Agreement have been satisfied by Seller or waived in writing by Purchaser, the closing shall occur on March 31, 2008 (the “Closing Date”), or on such other date mutually agreed to in writing by Seller and Purchaser, through a deed and money escrow with the Title Insurer at the Chicago Loop office of the Title Insurer.
          15. CASUALTY LOSS OR EMINENT DOMAIN. Seller agrees to immediately notify Purchaser of any fire, other casualty or any notice of eminent domain proceeding affecting the Property. If prior to the Closing Date all or any portion of the Property is destroyed by fire or other casualty or is taken or made subject to eminent domain proceedings, then Seller shall immediately so notify Purchaser. Upon such occurrence, Purchaser shall, at its option, have the right to:
          15.1. Terminate this Agreement and receive a refund of the Earnest Money and any other moneys paid to the Title Insurer as escrowee and/or to Seller; or
          15.2. Complete the transaction, in which event Seller shall:
                                   15.2.1. Deliver to Purchaser an executed assignment of all insurance proceeds or condemnation awards payable as a result of such fire, casualty or condemnation in form and substance satisfactory to Purchaser; and
                                   15.2.2. Pay the amount of any deductible under such policy, if applicable.
          16. BROKERS. Seller and Purchaser agree to indemnify, defend and hold each other harmless from and against any and all claims or demands with respect to any finder’s or brokerage fees, commissions or other compensation asserted by any person, firm or corporation in connection with this Agreement or the transaction contemplated by this Agreement arising from or as a result of the actions of Seller or Purchaser, which indemnity shall survive the Closing Date. However, Seller acknowledges that at Purchaser’s option a consulting fee will be paid to an affiliate of Purchaser at closing, and Purchaser will be responsible for the payment of said consulting fee.
          17. POSSESSION. Possession of the Property shall be delivered to Purchaser on the Closing Date, subject to the rights of Seller as tenant under the Lease on the Milwaukee Parcel.
          18. ESCROW. On or before the Closing Date, the parties shall establish an escrow with the Title Insurer in accordance with the usual form of deed and money escrow agreement then in use by the Title Insurer, with such special provisions inserted in the escrow agreement as may be required to conform with this Agreement. At the election of Purchaser, notwithstanding anything to the contrary contained in this Agreement, payment of the Purchase Price and delivery of all documents shall be made through such escrow. The cost of such escrow shall be divided equally between Seller and Purchaser. This Agreement shall not be merged into any escrow agreement and the escrow agreement shall be deemed auxiliary to this Agreement. The provisions of this Agreement shall always be deemed controlling as between Seller and Purchaser.
          19. DEFAULT.
          19.1. In the event of a default by Seller under this Agreement which remains uncured for five (5) days after written notice from Purchaser, Purchaser may, at its option, elect to enforce the terms of this Agreement by an action for specific performance or terminate this Agreement, in which event the Earnest Money and all interest accrued thereon shall be promptly returned to Purchaser.
          19.2. In the event of a default by Purchaser which remains uncured for five (5) days after written notice from Seller and a subsequent termination of this Agreement without the fault of Seller, the Earnest Money and all interest accrued thereon shall be paid to Seller as liquidated damages and as Seller’s sole and exclusive remedy.
          20. INSPECTION CONTINGENCY.
          20.1. Purchaser shall have until 5:00 p.m. C.S.T. on March 13, 2008 (the “Inspection Period”) for Purchaser, its employees, third party consultants, lenders, engineers, accountants and attorneys (collectively “Purchaser’s Representatives”) to conduct an inspection of the Property, including the right to (i) enter upon the Property and Improvements, at reasonable times, to perform inspections and tests of the Property; (ii) make investigations with regard to soil tests and the environmental condition of the Property and the compliance by the Property with all applicable laws, ordinances, rules and regulations; (iii) review all title and survey matters and all books, records, contracts and other information relating to the Property and its operation; (iv) conduct traffic, engineering, mechanical, sewer, zoning, economic and feasibility studies with respect to the development of the Property; (v) approve any impact or other fees imposed by Cook County, the City of Chicago or any other governmental or municipal entity having jurisdiction over the Property; (vi) verify that all utilities are at or are stubbed to the Property and there are no recapture fees; and (vii) verify that Purchaser can obtain all necessary rezoning, special use permits, variances, final plats of subdivision or resubdivision, and all building, utility, construction and engineering permits, licenses and easements required in connection with Purchaser’s intended development of the Property. If Purchaser determines that the results of any inspection, test, examination or review conducted by any of Purchaser’s Representatives are unacceptable to Purchaser for any reason in Purchaser’s sole discretion, then Purchaser may terminate this Agreement by delivering written notice thereof to Seller (the “Termination Notice”) prior to the expiration of the Inspection Period, whereupon the Earnest Money and all interest accrued thereon shall be promptly returned to Purchaser and neither party shall have any further liabilities or obligations hereunder, except for those liabilities and obligations that expressly survive the termination of this Agreement. If Purchaser fails to deliver a Termination Notice to Seller prior to the expiration of the Inspection Period, then Purchaser will be deemed to have waived its right to terminate this Agreement pursuant to this paragraph 20.
          20.2. Purchaser shall, at Purchaser’s sole cost, repair any damage to the Property directly caused by its inspection of the Property, and, to the extent Purchaser or Purchaser’s Representatives alter, modify, disturb or change the condition of the Property as part of the inspection, Purchaser shall, at Purchaser’s sole cost, restore the Property as closely as possible to the condition in which the Property was found before such alteration, modification, disturbance or change. Purchaser hereby agrees to defend, indemnify and hold Seller harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and court costs) that Seller suffers or incurs as a result of or in connection with Purchaser’s inspection of the Property or Purchaser’s or Purchaser’s Representatives’ entry upon the Property, unless caused by or resulting from the negligence or misconduct of Seller.
          20.3. If, in the course of its due diligence investigations, Purchaser acquires actual knowledge of any information that makes any of Seller’s representations and warranties set forth in paragraph 8 above to be untrue, and if Purchaser nevertheless elects to close, then those representations and warranties of Seller which Purchaser discovered to be untrue hereunder shall be deemed modified so that Seller represents and warrants to such state of affairs as actually exists and of which Purchaser is actually aware. If Purchaser discloses in writing any such information to Seller during the Inspection Period, then Seller will be entitled to deliver to Purchaser on the Closing Date a closing certificate reaffirming the representations and warranties which shall include the disclosure of such information. However, nothing contained herein shall absolve Seller from responsibility or liability as provided in this Agreement for any of Seller’s representations and warranties which are untrue and which are not discovered to be untrue by Purchaser during the Inspection Period.
          21. LITIGATION. In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including but not limited to reasonable attorneys’ fees of counsel selected by the prevailing party. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this paragraph 21 shall survive the termination of this Agreement or the Closing and the delivery of any conveyance documentation.
          22. NOTICES. All notices required or desired to be given under this Agreement shall be in writing and shall be deemed properly delivered and received (i) when and if personally delivered; (ii) one (1) business day after deposit with Federal Express or any other comparable commercial overnight courier; or (iii) the same day when sent by confirmed facsimile before 5:00 p.m. C.S.T. Notices may be delivered on behalf of the parties by and to their respective attorneys. Notices shall be addressed as follows:

A.	If to Purchaser:	PGG, LLC
c/o CG Development Group, LLC
1753 North Damen Avenue
Suite 200
Chicago, Illinois 60647
Attention: Mr. Jon Goldman
Facsimile: 773 269-2141

	with a copy to:	Much Shelist
191 North Wacker Drive
Suite 1800
Chicago, Illinois 60606
Attention: Steven L. DeGraff, Esq.
Facsimile: 312-521-2583

B.	If to Seller:	Midwest Bank and Trust Company
501 West North Avenue
Melrose Park, Illinois 60160
Attention: Mr. Bruno P. Costa
Facsimile: ______

	with a copy to:	Hinshaw & Culbertson LLP
222 North LaSalle Street
Suite 300
Chicago, Illinois 60601
Attention: Stephen H. Malato, Esq.
Facsimile: 312-704-3001
          or to such other address as either party may from time to time designate by written notice to the other party.
          23. CONFIDENTIALITY. Purchaser and Seller agree to maintain in confidence the information and terms contained in the “Evaluation Materials” (as defined below) and in this Agreement (collectively the “Transaction Information”). Neither Seller nor Purchaser shall disclose all or any portion of the Transaction Information to any third party and each party shall maintain the Transaction Information in confidence; provided, however, either Seller or Purchaser may disclose the Transaction Information (i) to any of Purchaser’s Representatives to the extent that Purchaser’s Representatives reasonably need to know about such Transaction Information in order to assist and perform services on behalf of Purchaser; (ii) to the extent required by any applicable statute, law, regulation, governmental authority or court order; and (iii) in connection with any litigation or proceeding that may arise between the parties in connection with the transaction contemplated under this Agreement. For purposes of this Agreement, the term “Evaluation Materials” shall mean any documents and other materials or information delivered or made available by Seller or its agents to Purchaser or Purchaser’s Representatives together with the results of any studies, analysis or investigation of the Property undertaken by or on behalf of Purchaser. Purchaser agrees that the Evaluation Materials shall be used solely for purposes of evaluating the acquisition and potential ownership and operation of the Property.
          24. SURVIVAL OF AGREEMENT. The representations, warranties and covenants made in this Agreement by Seller shall be continuing, and shall be deemed remade by Seller as of the Closing Date with the same force and effect as if in fact specifically remade at that time. All representations, warranties and covenants made in this Agreement shall survive the Closing Date for a period equal to the later of (i) twelve (12) months after the Closing Date, or (ii) the date Seller vacates and surrenders possession of the Milwaukee Parcel to Purchaser, and shall not merge into any instrument of conveyance delivered at the closing. Except as otherwise provided herein, the effect of the representations, warranties and covenants made in this Agreement shall not be diminished, abrogated or deemed to be waived by any inspections or investigations made by Purchaser.
          25. RECORDINGS PROHIBITED. Seller shall not record this Agreement not a memorandum there of with the Cook County Recorder except in the event of a default by Seller hereunder.
          26. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors and assigns.
          27. COUNTERPARTS. This Agreement may be executed in any number of counterparts; each such counterpart shall be deemed to be an original document, but all such counterparts together shall constitute but one (1) Agreement. A fully executed facsimile copy of this Agreement shall be effective as an original.
          28. PROVISIONS SEVERABLE. The provisions hereof shall be deemed independent and severable, and the unenforceability, invalidity or partial invalidity of any one (1) provision shall not affect the validity of enforceability of any other provision hereof.
          29. CONSTRUCTION OF AGREEMENT. In construing this Agreement, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Agreement. Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it. All Exhibits attached hereto are incorporated in this Agreement by reference thereto.
          30. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
          31. ENTIRE AGREEMENT. This Agreement embodies and constitutes the entire agreement and understanding between the parties with respect to the transaction contemplated hereunder, and all prior or contemporaneous agreements, understandings, representations and warranties are deemed merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.
          32. TIME OF THE ESSENCE. Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Illinois for observance thereof.
THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFTBLANK. SIGNATURES FOLLOW ON THE NEXT PAGE

PURCHASER:		SELLER:

PGG, LLC, an Illinois		MIDWEST BANK AND TRUST COMPANY,
limited liability company		an Illinois banking corporation

By:	/s/ Jon Goldman	By:	/s/ Bruno P. Costa
Its:	Managing Member	Its:	Executive Vice President